Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

NATURAL HEALTH TRENDS CORP.

Section 1.         The name of the Corporation is Natural Health Trends Corp.

Section 2.         The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Section 3.         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Section 4.         The Corporation is to have perpetual existence.

Section 5.         The Corporation shall have the authority to issue 50,000,000 shares of Common Stock with a par value of $0.001 per share. The Board of Directors of the Corporation has the authority, without further action by the stockholders, to issue 5,000,000 shares of Preferred Stock, par value $0.001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including without limitation dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders.

Section 6.         At every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in such holder’s name on the books of the Corporation, subject to the rights of the holders of Preferred Stock. Subject to the rights of the holders of the Preferred Stock, the Common Stock shall be entitled to dividends out of funds legally available therefore, when, as and if declared and paid to the holders of Common Stock, and upon liquidation, dissolution or winding up of the Corporation, to share ratably in the assets of the Corporation. The Common Stock shall not be redeemable.

Section 7.         The number of directors of the Corporation shall be fixed in the manner provided in the Bylaws of the Corporation. The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders of the Corporation, or until their successors are elected and qualified are:

Name	Address
Sir Brian Wolfson	12901 Hutton Drive, Dallas, Texas 75234
Mark D. Woodburn	12901 Hutton Drive, Dallas, Texas 75234
Terry A. LaCore	12901 Hutton Drive, Dallas, Texas 75234
Randall A. Mason	12901 Hutton Drive, Dallas, Texas 75234
Robert H. Hesse	12901 Hutton Drive, Dallas, Texas 75234

Section 8.         Any director or the entire Board of Directors may be removed only for cause and only by the vote of the holders of two-thirds (2/3) of the securities of the Corporation then entitled to vote at an election of directors voting together as a single class.

Section 9.         Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification or removal may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified

Section 10.       Cumulative voting in the election of directors or otherwise is hereby expressly prohibited. No stockholder shall have, as a stockholder of the Corporation, any preemptive right to acquire, purchase or subscribe for the purchase of any or all additional issues of stock of the Corporation or any or all classes or series thereof, or for any securities convertible into such stock, whether now or hereafter authorized. Nothing in this Article will prohibit the Corporation from granting by contract preemptive rights or other rights to purchase stock of the Corporation.

Section 11.       A director or former director of the Corporation shall not, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty to the Corporation or its stockholders.

Section 12.       In furtherance and not in limitation of the powers conferred by statute, the Bylaws of the Corporation may be altered, amended, or repealed or new Bylaws may be adopted by the Board of Directors at any regular or special meeting of the Board, subject to the stockholders’ right to adopt, amend or repeal these Bylaws or adopt new Bylaws. Notwithstanding the foregoing and anything contained in the Bylaws to the contrary, the Bylaws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all shares of the Corporation entitled to vote generally in the election of directors voting together as a single class.

Section 13.       To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, the Corporation shall indemnify any and all of the current and former directors and officers of the Corporation, or any person who is or was serving at the Corporation’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability.

No amendment nor repeal of this Article, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Section 14.       Any action required or permitted to be taken at any annual or special meeting of stockholders may only be taken upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. Special meetings of the stockholders, unless otherwise required by statute, may be called at any time only by the Chairman of the Board or the Chief Executive Officer of the Corporation or a majority of the Board of Directors.

Section 15.       The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of all securities of the Corporation entitled to vote generally in the election of directors shall be required to amend, add, alter, change, repeal or adopt any provisions inconsistent with Sections 8, 12, 14 or this Section 15 of this Certificate of Incorporation.

Section 16.       The name of the incorporator is Keith C. Zagar, and the address of the incorporator is 12901 Hutton Drive, Dallas, Texas 75234. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the incorporator of the Corporation, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate of Incorporation, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 21st day of March, 2005.

By:	/s/ Keith C. Zagar
Keith C. Zagar, Incorporator

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

NATURAL HEALTH TRENDS CORP.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law (“DGCL”), Natural Health Trends Corp., a Delaware corporation (the “Corporation”), hereby certifies as follows:

ARTICLE I

The name of the Corporation is Natural Health Trends Corp.

ARTICLE II

Section 8 of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“Section 8. Any director or the entire Board of Directors may be removed, with or without cause, by the vote of the holders of two-thirds (2/3) of the securities of the Corporation then entitled to vote at an election of directors voting together as a single class.”

ARTICLE III

Said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, I HAVE HEREUNTO SET MY HAND THIS THE 15TH DAY OF MAY, 2020.

NATURAL HEALTH TRENDS CORP.

By:	/s/ Timothy S. Davidson
Timothy S. Davidson
Senior Vice President and Chief Financial Officer

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

NATURAL HEALTH TRENDS CORP.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law (“DGCL”), Natural Health Trends Corp., a Delaware corporation (the “Corporation”), hereby certifies as follows:

ARTICLE I

The name of the Corporation is Natural Health Trends Corp.

ARTICLE II

Section 11 of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“Section 11.  A director or officer, or former director or officer, of the Corporation shall not, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty to the Corporation or its stockholders. For purposes of this Section 11, “officer” shall have the same meaning provided in Section 102(b)(7) of the Delaware General Corporation Law, as the same exists or may hereafter be amended. Any amendment or repeal of this Section 11 shall not adversely affect any right or protection of a director or officer, or former director or officer, of the Corporation for or with respect to any acts or omissions of such director or officer, or former director or officer, occurring prior to such amendment or repeal.”

ARTICLE III

Said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, I HAVE HEREUNTO SET MY HAND THIS THE 14TH DAY OF MAY, 2024.

NATURAL HEALTH TRENDS CORP.

By:	/s/ Timothy S. Davidson
Timothy S. Davidson
Senior Vice President and Chief Financial Officer

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